UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 12, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2330 Marinship Way, Ste. #301

Sausalito, CA 94965

(Address of principal executive offices)

(415) 729-8000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement

On August 12, 2010, Public Media Works, Inc. (the “Company”) entered into a Teaming Agreement with Modular Conversions, LLC, pursuant to which the parties agreed to work together to place DVD movie and game kiosks and 3D screens into up to 7,000 gas station convenience stores which may be built-out by Modular Conversions, LLC. The Teaming Agreement is for a term of ten years. In connection with the Teaming Agreement, the Company and Modular Conversions, LLC also entered into the warrant described in Item 3.02 below.

ITEM 3.02	Unregistered Sales of Equity Securities

On August 10, 2010, the Company agreed to sell 400,000 shares of restricted Company common stock at $.70 per share, and warrants to purchase 400,000 shares of restricted common stock at $.70 per share for a term of 3 years, to an accredited investor. The investor was also granted piggyback registration rights for the shares and shares underlying the warrants. The warrants and shares of the Company’s common stock are restricted securities, and may not be sold, transferred or otherwise disposed without registration under the Securities Act or an exemption there under. The securities were offered and sold in reliance on the exemption from registration under Section 4(2) of the Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the individual in connection with the offering.

On August 12, 2010, in connection with the Teaming Agreement described in Item 1.01 above, the Company agreed to issue warrants to purchase up to 700,000 shares of Company common stock at an exercise price of $1.10 per share for a term of 5 years to Modular Conversions, LLC in connection with the Teaming Agreement. The amount of 100,000 warrants vested upon execution of the warrant and the remaining 600,000 warrants vest upon the placement of Company kiosks and 3D screens under the terms of the Teaming Agreement. The warrants and shares of the Company’s common stock underlying the warrants are restricted securities, and may not be sold, transferred or otherwise disposed without registration under the Securities Act or an exemption there under. The warrants were offered and sold in reliance on the exemption from registration under Section 4(2) of the Act. The issuance of warrants was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by Modular Conversions, LLC in connection with the offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: August 18, 2010	By:	/S/ MARTIN W. GREENWALD
Martin W. Greenwald Chief Executive Officer